UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 11, 2007

PHARMACOPEIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey	08543-5350
(Address of principal executive offices)	(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 11, 2007, Pharmacopeia, Inc. (the “Company”) entered into a license agreement (the “License Agreement”) with Bristol-Myers Squibb Company (“BMS”) providing the Company exclusive worldwide development and commercialization rights to a selective androgen receptor modulator (“SARM”) program (the “SARM Program”).  The SARM Program has a lead compound (PS178990) in Phase 1 clinical development and back-up compounds.  PS178990 is a non-steroidal SARM that was designed to provide the benefits of testosterone to patients without its unwanted side effects on the prostate.  BMS has completed a Phase 1 single ascending dose study with PS178990.

The SARM Program has a broad portfolio of pending patent applications in the United States and other jurisdictions that, if granted, would provide intellectual property coverage to the SARM Program through at least 2023.

The License Agreement provides that the Company will pay BMS milestone payments associated with submission and approval of a product for marketing, and a stepped royalty on net sales of products, if any, resulting from the SARM Program.

In consideration for the licenses to the SARM Program, on October 11, 2007, the Company also entered into a discovery collaboration agreement (the “Discovery Collaboration Agreement”) with BMS.  The Discovery Collaboration Agreement provides that the Company will apply a portion of its medicinal chemistry resources to a BMS discovery program that is unrelated to the SARM Program for up to three years.

The Company’s press release dated October 15, 2007 related to the announcement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c)           Exhibits

Exhibit
Number
99.1	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA, INC.

	By:	/s/ Brian M. Posner
Brian M. Posner, Executive Vice President,
Chief Financial Officer and Treasurer

Date: October 15, 2007